[Stirling Cooke Brown Holdings Limited Letterhead]


FOR IMMEDIATE RELEASE              Contact:  Mark Cooke
                                             George Jones
                                             Tel: 441-295-7556
                                             Fax: 441-295-7201
                                             Address above

     STIRLING COOKE BROWN HOLDINGS LIMITED REPORTS 1998 RESULTS




Hamilton, Bermuda (March 8, 1999) - Stirling Cooke Brown Holdings
Limited (NASDAQ: "SCBHF") today reported results for both the fourth quarter and the year ended December 31, 1998 as follows:

                           Quarter ended      Year ended
                           December 31st     December 31st
                        1997        1998   1997        1998
                        ----        ----   ----        ----
                    (Dollars in thousands except per share data)

     Net Income          $3,411   $3,877   $12,993     $16,018


     Basic EPS
     Net Income per
       ordinary share    $ 0.38   $ 0.40   $  1.55     $  1.63
     Avg. no. of
       ordinary shares
       outstanding -
       Basic (000's)      9,031    9,787     8,383       9,814

     Diluted EPS
     Net Income per
       ordinary share    $ 0.38   $ 0.40   $  1.53     $  1.63
     Avg. no. of
       ordinary shares
       outstanding -
       Diluted (000's)    9,038    9,787     8,515       9,840

Mark Cooke, Chairman, President and Chief Executive Officer, said:

"The operating results for the fourth quarter 1998 once again reflected the continued growth of the Company's business. Net income grew by 14% in the fourth quarter to $3.9 million, and grew by 23% to $16.0 million for the year of 1998, as compared to $3.4 million and $13.0 million, respectively, in 1997. I consider the results satisfactory considering the extremely competitive nature of the workers' compensation market during 1998. We have seen these competitive conditions continuing into 1999."

Diluted net income per share increased by 5% to $0.40 for the fourth quarter of 1998 and increased by 7% to $1.63 for the year of 1998, as compared to $0.38 and $1.53, respectively, in 1997.

Risk management fees increased $2.7 million, or 22%, to $14.6 million for the quarter and by $9.9 million, or 22%, to $55.6 million for the year of 1998 compared to the corresponding periods in 1997. The Company's brokerage operations continued to grow, increasing brokerage income by $0.7 million to $6.9 million in the fourth quarter of 1998 and by $3.0 million to $27.0 million for the year of 1998 compared to the corresponding periods in 1997. The Company also continued to experience growth in managing general agency fees which increased $0.7 million in the fourth quarter of 1998, to $3.9 million and by $3.4 million to $14.7 million for the year of 1998 compared to the corresponding periods in 1997. This growth reflected the continued expansion of the Company's managing general agency network primarily in the Southeastern United States. Policy issuance fees earned by Realm National Insurance Company Limited ("Realm National") increased $0.5 million to $0.7 million in the fourth quarter of 1998 and by $1.3 million to $2.1 million for the year of 1998 compared to the corresponding periods in 1997.

Net premiums earned increased $2.2 million to $4.8 million in the fourth quarter of 1998 and by $6.0 million to $17.8 million for the year of 1998 compared to the corresponding periods in 1997. The fourth quarter and year to date increase was due to significant growth in workers' compensation business being written by Realm National. Gross premiums written by Realm National in the fourth quarter of 1998 increased by $4.1 million to $13.5 million and by $26.9 million to $48.6 million for the year of 1998 compared to the corresponding periods in 1997. The growth in premiums written was primarily workers' compensation business generated by the Company's M.G.A. network and independent M.G.A.s based primarily in the Southeastern United States.

Net investment income increased $0.9 million to $2.4 million for the fourth quarter of 1998 and by $3.0 million to $8.8 million for the year of 1998 compared to the corresponding periods in 1997. Overall total revenues increased $5.1 million, or 29%, to $22.4 million for the fourth quarter of 1998 and by $19.8 million, or 30%, to $85.1 million for the year of 1998 compared to the corresponding periods in 1997.

Total expenses increased $4.6 million, or 35%, to $17.6 million for the fourth quarter of 1998 and by $15.9 million, or 32%, to $65.3 million for the year of 1998 compared to the corresponding periods in 1997. Of the increase, $3.1 million in the fourth quarter and $8.6 million for the year related to increased insurance costs. This was due to a corresponding increase in net premiums earned in the respective periods, and a provision of $2.5 million in the fourth quarter in respect of reinsurance recoveries which was partially offset by an underwriting surplus on the Company's other programs. This resulted in an overall underwriting loss for the quarter. Total expenses excluding insurance costs increased $1.5 million, or 15%, to $11.7 million for the fourth quarter of 1998 and increased $7.3 million, or 20%, to $44.4 million for the year of 1998 as compared to the corresponding periods in 1997, reflecting the general expansion of the Company as reflected in the Company's growth in revenues.

The Board is authorizing a subsidiary of the Company to increase its share repurchase program from 250,000 to 500,000 shares of the Company's outstanding ordinary shares. The Company expects such repurchases to be effected from time to time, in the open market, in private transactions or otherwise, subject to market conditions. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

The Company will pay a first quarter dividend of 3 cents per ordinary share. The dividend will be payable on March 30, 1999 to shareholders of record on March 19, 1999.

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, the Company arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health and casualty insurance markets.

Stirling Cooke Brown Holdings Limited Ordinary Shares are quoted on the NASDAQ market under the symbol "SCBHF".

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act 1995 and other related laws, and include, but are not limited to, those statements relating to the Company's beliefs and expectations concerning 1999. While the Company believes such statements are reasonable, the actual results could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to, the conditions in the workers compensation market, the availability of reinsurance, competition, regulation and other factors. The cautionary statements contained in
Exhibit 99 to the Company's Form 10-K for the year ended December 31, 1997 are incorporated herein by reference.

                   STIRLING COOKE BROWN HOLDINGS LIMITED
                Fourth Quarter and Year End Reported Earnings
                                Unaudited

                     Quarter ended December 31 Year ended December 31
                          1997      1998         1997       1998
                         (Dollars in thousands except share data)
Income Statement Data:
Revenues

  Risk management fees..  $11,950   $14,628    $45,664    $55,580
  Net premiums earned...    2,679     4,836     11,790     17,774
  Net investment income.    1,464     2,398      5,782      8,771
  Other income..........    1,208       489      2,074      2,968
                          _______   _______    _______    _______
     Total revenues.....   17,301    22,351     65,310     85,093
                          _______   _______    _______    _______
Expenses
  Net losses and loss
    expenses incurred...    2,523     3,934     10,951     17,271
  Acquisition costs.....      337     1,991      1,344      3,618
  Salaries and benefits.    5,218     6,166     18,503     22,805
  General and administr-
    ation expenses......    4,957     5,545     18,594     21,591
                          _______   _______    _______    _______
     Total expenses.....   13,035    17,636     49,392     65,285
                          _______   _______    _______    _______

Income before taxation..    4,266     4,715     15,918     19,808
  Taxation..............      855       838      2,925      3,790
                          _______   _______    _______    _______
       Net income.......    3,411     3,877     12,993     16,018
                          =======   =======    =======    =======
Basic

Net income per ordinary
  share                   $  0.38   $  0.40    $  1.55    $  1.63
Average number of
  ordinary shares out-
  standing -
  Basic (000's)             9,031     9,787      8,383      9,814

Diluted

Net income per ordinary
  share                   $  0.38   $  0.40    $  1.53    $  1.63
Average number of
  ordinary shares out-
  standing -
  Diluted (000's)           9,038     9,787      8,516      9,840

Balance Sheet Data:
                         December 31, 1997      December 31, 1998
                         _________________      _________________

Total Assets             $     406,330          $    649,641
Shareholders' Equity     $      83,103          $     97,632
